Exhibit 20.1

Capital One Master Trust (RECEIVABLES)*

MONTHLY PERIOD: August 2008

1)	Beginning of the Month Principal Receivables:	$46,277,269,002.12
2)	Beginning of the Month Finance Charge Receivables:	$851,074,104.52
3)	Beginning of the Month AMF Receivables:	$54,716,132.70
4)	Beginning of the Month Discounted Receivables:	$0.00
5)	Beginning of the Month Total Receivables:	$47,183,059,239.34

6)	Removed Principal Receivables:	$0.00
7)	Removed Finance Charge Receivables:	$0.00
8)	Removed AMF Receivables	$0.00
9)	Removed Total Receivables:	$0.00

10)	Additional Principal Receivables:	$0.00
11)	Additional Finance Charge Receivables:	$0.00
12)	Additional AMF Receivables	$0.00
13)	Additional Total Receivables:	$0.00

14)	Discounted Receivables Generated this Period:	$0.00

15)	End of the Month Principal Receivables:	$46,419,071,237.15
16)	End of the Month Finance Charge Receivables:	$879,710,374.91
17)	End of the Month AMF Receivables	$55,814,386.63
18)	End of the Month Discounted Receivables:	$0.00
19)	End of the Month Total Receivables:	$47,354,596,498.69

20)	Excess Funding Account Balance	$0.00
21)	Adjusted Invested Amount of all Master Trust Series	$37,875,888,135.79

22)	End of the Month Seller Percentage	18.40%

Capital One Master Trust (DELINQUENCIES AND LOSSES)

MONTHLY PERIOD: August 2008

			ACCOUNTS	RECEIVABLES

1)	End of the Month Delinquencies:
	2)	30 - 59 days delinquent	298,634	$580,412,082.37
	3)	60 - 89 days delinquent	216,376	$450,457,627,56
	4)	90+ days delinquent	474,692	$1,072,839,731.47

	5)	Total 30+ days delinquent	989,702	$2,103,709,441.40

	6)	Delinquencies 30 + Days as a Percent of End of the Month Total Receivables		4.44%

7)	Defaulted Accounts during the Month		146,789	$283,776,223.61

8)	Annualized Default Rate as a Percent of Beginning of the Month Principal Receivables			7.36%

*For calculation purposes, Beginning of Month Principal Receivables includes Additional Principal Receivables

Capital One Master Trust (COLLECTIONS)

MONTHLY PERIOD: August 2008

			COLLECTIONS	PERCENTAGES

1)	Total Collections and Gross Payment Rate**		$8,433,728,806.96	17.87%

2)	Collections of Principal Receivables and Principal Payment Rate		$7,623,751,680.84	16.47%

	3)	Prior Month Billed Finance Charges and Fees	$561,442,592.51
	4)	Amortized AMF Income	$27,770,639.13
	5)	Interchange Collected	$142,039,908.86
	6)	Recoveries of Charged Off Accounts	$78,039,713.25
	7)	Collections of Discounted Receivables	$0.00

	8)	Collections of Finance Charge Receivables and Annualized Yield	$809,292,853.75	20.99%

	Capital One Master Trust (AMF COLLECTIONS)

	MONTHLY PERIOD: August 2008

1)	Beginning Unamortized AMF Balance			$143,838,311.89
	2)	+ AMF Slug	$0.00
	3)	+ AMF Collections	$28,454,911.50
	4)	- Amortized AMF Income	$27,770,639.13
5)	Ending Unamortized AMF Balance			$144,522,584.26

**Total Collections and Gross Payment Rate is calculated as a Percent of Beginning of Month Total Receivables which includes Additional Total Receivables